Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement
(Form S-3 No. 333-189933) and related Prospectus of XenoPort, Inc. for the registration of up to $150,000,000 of any combination of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated March 14, 2013, with respect to the financial statements of XenoPort, Inc. and the effectiveness of internal control over financial reporting of XenoPort, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 17, 2013